EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 19, 2016 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.072017 per unit, payable on March 14, 2016, to unitholders of record on February 29, 2016. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	19,000	182,000	$35.11	$3.40
Prior Month	20,000	285,000	$43.64	$4.42

Excess Costs

XTO Energy has advised the trustee that lower oil prices caused costs to exceed revenues on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

XTO Energy has advised the trustee that lower oil prices caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

Reserves

The reserve for expenses, which began with the October 2015 distribution, was increased from $50,000 to $100,000 per month with the prior month distribution. The monthly deduction will remain at that level until the reserve reaches $1,000,000, which is estimated to be mid-2016. This will allow the trust to pay its obligations should any extraordinary events or expenses occur, especially with commodity prices at the current level. The trustee will continue to evaluate and revise the reserve as necessary.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy G. Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839